ARTICLES OF INCORPORATION
                                       OF
                           BOWLIN TRAVEL CENTERS, INC.

     1. The name of the Corporation is Bowlin Travel Centers, Inc.

     2. It principal office in the State of Nevada is located at 6100 Neil Road, Suite 500, Reno, Washoe County, Nevada 89511. The name and address of its resident agent is the Corporation Trust Company of Nevada, at 6100 Neil Road, Suite 500, Reno, Washoe County, Nevada 89511.

     3. The purpose for which the Corporation is organized is the transaction of any and all lawful activities for which corporations may be incorporated under the laws of the State of Nevada, as the same may be amended from time to time.

     4. The total authorized capital stock of the Corporation is Ten Million (10,000,000) shares of common stock, $.001 par value per share ("Common Stock") and One Million (1,000,000) shares of preferred stock, $.001 par value per share ("Preferred Stock"). Such shares may be issued by the Corporation from time to time for such consideration as may be fixed by the Board of Directors.

          As to the Preferred Stock of the Corporation, the power to issue any shares of Preferred Stock of any class or any series of any class and designations, voting powers, preferences, and relative participating, optional or other rights, if any, or the qualifications, limitations, or restrictions thereof, shall be determined by the Board of Directors.

     5. The capital stock of the Corporation shall have no pre-emptive rights except as set forth in any Certificate of Designation filed with the Nevada Secretary of State by the Corporation.

     6. The governing board of this Corporation shall be known as directors, and the number of directors may from time to time be increased up to five (5) or decreased in such manner as shall be provided by the Bylaws of this Corporation. The first Board of Directors shall consist of three (3) directors.

     The name and mailing address of the initial directors, each of whom is to serve until his successor is elected and qualified, are:

     Name                                      Post Office Address
     ----                                      -------------------
     Michael L. Bowlin                         150 Louisiana N.E.
                                               Albuquerque, NM  87108

     C. Christopher Bess                       150 Louisiana N.E.
                                               Albuquerque, NM  87108

     William J. McCabe                         150 Louisiana N.E.
                                               Albuquerque, NM  87108

     7. The capital stock, after the amount of the subscription price or par value has been paid in, shall not be subject to assessment to pay the debts of the Corporation.

     8. The name and post office address of the incorporator signing the Articles of Incorporation are as follows:

     Name                                      Post Office Address
     ----                                      -------------------
     Joel J. Agena                             40 N. Central Avenue, Suite 2700
                                               Phoenix, AZ  85004

     9. The Corporation is to have perpetual existence.

     10. The fiscal year of the Corporation shall initially end on October 31 and begin on November 1 of each year; provided, however, that such date may be changed from time to time as determined by the Board of Directors to be in the best interest of the Corporation.

     11. Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Nevada statutes or the rules and regulations promulgated thereunder) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

     12. To the fullest extent permitted by the laws of the State of Nevada, as the same exist or may hereinafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained herein shall eliminate or limit the liability of a director or officer of the Corporation to the extent provided by applicable laws (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law or (ii) for authorizing the payment of dividends in violation of Nevada Revised Statutes Section 78.300. The limitation of liability provided herein shall continue after a director or officer has ceased to occupy such position as to acts or omissions occurring during such director's or officer's term or terms of office. No repeal, amendment or modification of Section 78.300, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director or officer of the Corporation occurring prior to such repeal, amendment or modification.

     13. The Corporation shall indemnify, defend or hold harmless any person who incurs expenses, claims, damages or liability by reason of the fact that he or she is, or was, an officer or director of the Corporation, to the fullest extent allowed pursuant to Nevada law.

     14. Pursuant to Nevada Revised Statutes Section 78.378, the Corporation elects not to be governed by the provisions of Nevada Revised Statutes Sections
78.378 to 78.3793, inclusive, as the same may be amended from time to time; and further, pursuant to Nevada Revised Statutes Section 78.434, the Corporation elects not to be governed by the provisions of Nevada Revised Statutes Sections 78..411 to 78.444, inclusive, as the same may be amended from time to time.

     15. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation or in the Bylaws of the Corporation, in the manner now or hereafter previously prescribed by statute, and all rights conferred upon stockholders herein are granted subject to reservation.

     THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Nevada, does make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 8th day of August, 2000.


                                        ----------------------------------------
                                        Joel J. Agena


STATE OF ARIZONA         )
                         )ss.
COUNTY OF MARICOPA       )

     On this 8th day of August, 2000, before me, a Notary Public, personally appeared Joel J. Agena who acknowledged that he executed the above instrument.


                                        ----------------------------------------
                                        Notary Public

My Commission Expires:


--------------------


I, ____________________, hereby accept appointment as Resident Agent for the above named corporation.


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Signature of Resident Agent             Date